EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91790, No. 333-70171, No. 333-90169 and No. 333-52174) and the Registration Statements on Form S-3 (No. 333-48072 and No. 333-75358) of Cardiac Science, Inc. of our report dated February 21, 2003, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Orange County, California

March 31, 2003